Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-31751, 333-67265, 333-62618, 333-107462 and 333-118041) pertaining to various NMT Medical, Inc. employee stock purchase plans and stock option plans of our report dated February 21, 2005, with respect to the consolidated financial statements of NMT Medical, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

            /s/ Ernst & Young LLP

Boston, Massachusetts

March 21, 2005